                                                       EXHIBIT 11

                  NORTHWEST NATURAL GAS COMPANY

         Statement re:  Computation of Per Share Earnings
              (Thousands, except per share amounts)
                           (Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                      ------------------
                                                        1996       1995
                                                       -------    -------
Earnings Applicable to Common Stock                    $22,665    $18,317

  Preference Stock Dividends                                 -         25
  Debenture Interest Less Taxes                            132        134
                                                       -------    -------
Net Income Available for Fully-Diluted
 Common Stock                                          $22,797    $18,476
                                                       =======    =======
Average Common Shares Outstanding                       14,850     13,916

  Stock Options                                             12          9
  Convertible Preference Stock                               -         70
  Convertible Debentures                                   399        404
                                                       -------    -------
Fully-Diluted Common Shares                             15,261     14,399
                                                       =======    =======

Fully-Diluted Earnings Per Share of Common
 Stock                                                   $1.49      $1.28
                                                       =======    =======


Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period.
Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.
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